SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FIRST INTERSTATE BANCSYSTEM, INC.
May 24, 2017

ARTICLE I

The name of this corporation is First Interstate BancSystem, Inc. (hereinafter, the
''Corporation'').

ARTICLE II

The address of the Corporation's registered office in the State of Montana is 401 North 31st Street, Billings, Montana 59116. The name of its registered agent at such address is Kirk D. Jensen. The address of the Corporation's registered office and the name of its registered agent at such address may be as subsequently designated by the Board of Directors of the Corporation or as subsequently set forth in an annual report on file with the Montana Secretary of State.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Montana Business Corporation Act.

ARTICLE IV

Section 1.    Authorized Shares. The Corporation is authorized to issue 100,000,000 shares of Class A Common Stock, no par value per share (the "Class A Common Stock"), 100,000,000 shares of Class B Common Stock, no par value per share (the "Class B Common Stock", and together with the Class A Common Stock, the "Common Stock") and 100,000 shares of Preferred Stock, no par value per share. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock, voting together as a single class.

Section 2.    Common Stock. A statement of the designations of each class of Common Stock and the powers, preferences and rights and qualifications, limitations or restrictions thereof is as follows:

(a)     Voting Rights.

(i)     Except as otherwise provided herein or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

(ii)    Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(iii)    Each holder of shares of Class B Common Stock shall be entitled to five (5) votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(b)     Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.

(c)     Liquidation. Subject to the preferences available to any series of Preferred Stock, if any, outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

(d)     Subdivision, Combination, Reorganization and Reclassification.

(i)     If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same proportion and manner.

(ii)     If the outstanding shares of one class of Common Stock are changed into the same or a different number of shares of any other class of stock or other securities or property, whether by reorganization, reclassification, merger, consolidation or otherwise (other than a subdivision or combination provided for in Section 3(d)(i) above), the outstanding shares of the other class of Common Stock will be changed in the same proportion and manner.

(e)     Equal Status. Except as expressly provided in this Article IV, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

(f)     Conversion.

(i)     As used in this Section 3(f), the following terms shall have the following meanings:

(1)     "Class B Stockholder" shall mean a holder of any shares of Class B Common Stock, including (a) a holder of any shares of Class B Common Stock (including any officers, directors, consultants or employees of the Corporation) issued pursuant to outstanding awards granted under any stock option, restricted stock and/or similar plan of the Corporation, (b) a holder of any shares of Class B Common Stock issued in connection with dividends and distributions, subdivisions or combinations, or reorganizations, reclassifications, mergers or consolidations as provided for herein, and (c) a holder of any shares of Class B Common Stock specifically permitted to receive such shares by Transfer under the provisions of this Section 3(f) that do not require conversion of such shares into shares of Class A Common Stock.

(2)     "Eligible Family Stockholder" shall mean (a) any lineal descendant (including any descendant by legal adoption prior to age 18) of Homer A. Scott (a "Scott Family Descendant"), (b) any spouse by marriage through solemnization or declaration (excluding a spouse by common law marriage) of a Scott Family Descendant (a "Scott Family Spouse"), (c) any stepchild of a Scott Family Descendant whose parent, at the applicable time of Transfer, is a Scott Family Spouse of such Scott Family Descendant, (d) any estate, trust, account (including an individual retirement account), plan, conservatorship, custodianship or other fiduciary arrangement for the sole benefit of any one or more individuals described in (a), (b) or (c) above of this Section 3(f)(i)(2), (e) any "charitable remainder trust" within the meaning of Section 664 of the Internal Revenue Code of 1986, as amended (the "Code"), provided the "noncharitable beneficiary" is one or more individuals or fiduciary arrangements described in (a), (b), (c) or (d) of this Section 3(f)(i)(2), and (f) any corporation, general partnership, limited partnership, limited liability partnership, limited liability company or other entity in which, at the applicable time of Transfer, each class of stock, partnership interest, membership interest or other ownership interest, as the case may be, is owned solely by one or more individuals or fiduciary arrangements described in (a), (b), (c) or (d) of this Section 3(f)(i)(2).

(3)     "Permitted Transferee" shall mean, with respect to any individual Class B Stockholder, (a) any lineal descendant (including any descendant by legal adoption prior to age 18) of such Class B Stockholder (a "Descendant"), (b) any spouse by marriage through solemnization or declaration (excluding a spouse by common law marriage) of such Class B Stockholder or a Descendant (a "Spouse"), (c) any stepchild of such Class B Stockholder or a Descendant whose parent, at the applicable time of Transfer, is the Spouse of such Class B Stockholder or such Descendant, (d) any estate, trust, account (including an individual retirement account), plan, conservatorship, custodianship or other fiduciary arrangement for the sole benefit of such Class B Stockholder and/or any one or more individuals described in (a), (b) or (c) above of this Section 3(f)(i)(3), (e) any "charitable remainder trust" within the meaning of Section 664 of the Code provided the "noncharitable beneficiary" is one or more individuals or fiduciary arrangements described in (a), (b), (c) or (d) of this Section
3(f)(i)(3), and (f) any corporation, general partnership, limited partnership, limited liability partnership, limited liability company or other entity in which, at the applicable time of Transfer, each class of stock, partnership interest, membership interest or other ownership interest, as the case may be, is owned solely by such Class B Stockholder and/or any one or more individuals or fiduciary arrangements described in (a), (b), (c) or (d) of this Section 3(f)(i)(3).

(4)    "Transfer" of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A "Transfer" shall also include, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise. Notwithstanding the foregoing, the following shall not be considered a "Transfer" within the meaning of this Section 3(f)(i)(4):

(a)     the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders;

(b) the granting of a proxy by an Eligible Family Stockholder to any other Eligible Family Stockholder who at all times during the term of such proxy is also a Class B Stockholder in connection with actions to be taken at an annual or special meeting of stockholders;

(c)     the entering into a voting trust, voting agreement, shareholder agreement or other arrangement (with or without granting a proxy) by an Eligible Family Stockholder with one or more other Eligible Family Stockholders who at all times during the term of such voting trust, voting agreement, shareholder agreement or other arrangement are also Class B Stockholders and that is disclosed either in a Schedule 13D or Schedule 13G (including any successor forms thereof) filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation; or

(d)     the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares prior to any default thereunder; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a "Transfer."

(5)     "Voting Control" with respect to a share of Class B Common Stock shall mean the power (whether exclusive or shared) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement or otherwise.

(ii)     Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(iii) Each share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon a Transfer of such share, other than a Transfer:

(1)     by a Class B Stockholder to any Permitted Transferee.

(2)     by a Class B Stockholder that is an estate, trust, account (including an individual retirement account), plan, conservatorship, custodianship or other fiduciary arrangement to any person or entity that, as of March 5, 2010, was a beneficiary of such estate, trust, account (including an individual retirement account), plan, conservatorship, custodianship or other fiduciary arrangement in accordance with any agreement, terms or provisions applicable thereto or binding thereon as of March 5, 2010.

(3)     by a Class B Stockholder that is a corporation, general partnership, limited partnership, limited liability partnership, limited liability company or other entity to any person or entity that, as of March 5, 2010, was a shareholder, partner, member or other beneficial owner of such corporation, general partnership, limited partnership, limited liability partnership, limited liability company or other entity in accordance with any agreement, terms or provisions applicable thereto or binding thereon as of March 5, 2010.

(4)     by a Class B Stockholder who is an Eligible Family Stockholder to any other Eligible Family Stockholder.

(iv)    The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class common stock structure, including the issuance of stock certificates or uncertificated shares with respect thereto, as it may deem necessary or advisable, and may require that holders of shares of Class B Common Stock furnish affidavits, documentation or other proof to the Corporation and/or the transfer agent as the Corporation deems necessary or advisable to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred.

(v)     In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 3, such conversion shall be deemed to have been made at the time that the Transfer of such shares occurred. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of
Class A Common Stock as provided in this Section 3 shall be retired and may not be reissued.

(vi)    If, on the record date for any meeting of stockholders of the Corporation, the number of shares of Class B Common Stock then outstanding constitutes less than twenty percent (20%) of the aggregate number of shares of Common Stock then outstanding, as determined by the Board of Directors of the Corporation, each share of Class B Common Stock then issued and outstanding shall thereupon be automatically converted as of such record date into one (1) fully paid and non-assessable share of Class A Common Stock and will have one (1) vote per share at such meeting. Upon making such determination, notice of each automatic conversion shall be given by the Corporation by means of a press release and written notice to all Class B Stockholders as soon as practicable, but no later than the next meeting of stockholders of the Corporation, and the Secretary of the Corporation shall be instructed to, and shall promptly request from each Class B Stockholder that each Class B Stockholder promptly deliver, and each Class B Stockholder shall promptly deliver, the certificate representing each share of Class B Common Stock to the Corporation for exchange hereunder, together with instructions of transfer, in form satisfactory to the Corporation and the transfer agent, duly executed by such Class B Stockholder or such Class B Stockholder's duly authorized attorney.

(g)     Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

(h)     Limitation on Further Issuance of Class B Common Stock. The Corporation shall not, without first obtaining the affirmative vote of the holders of not less than a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting as a separate class, issue any shares of Class B Common Stock other than shares of Class B Common Stock (i) issued or issuable to officers, directors, consultants or employees of the Corporation pursuant to outstanding awards granted under any stock option, restricted stock and/or similar plan of the Corporation existing as of March 5, 2010, or (ii) issued or issuable in connection with dividends and distributions, subdivisions or combinations, or reorganizations, reclassifications, mergers or consolidations, as provided for herein.

Section 3.    Change in Control Transaction.

(a)    The Corporation shall not (i) issue, in a transaction or series of related transactions, voting securities representing more than two percent (2%) of the total voting power of the Corporation before such issuance, to any person or persons acting as a group as contemplated in Rule 13d-5(b) under the Securities Exchange Act of 1934 (or any successor provision) (a "Group") such that, following such transaction or related transactions, such person or Group would hold more than fifty percent (50%) of the total voting power of the Corporation, after giving effect to such issuance or (ii) consummate a Change in Control Transaction without first obtaining the affirmative vote, at a duly called annual or special meeting of the stockholders of the Corporation, of the holders of the greater of: (A) a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote thereon, voting together as a single class, and (B) sixty-six and two-thirds percent (66.67%) of the voting power of the shares of capital stock present in person or represented by proxy at the stockholder meeting called to consider the Change in Control Transaction and entitled to vote thereon, voting together as a single class; provided, however, that unless all holders of Class A Common Stock and Class B Common Stock will receive, on a per share basis, the same type and same amount of consideration as a result of a Change in Control Transaction, the Corporation shall not consummate such Change in Control Transaction without first obtaining the affirmative vote, at a duly called annual or special meeting of the stockholders of the Corporation, of the holders of at least seventy percent (70%) of the voting power of the issued and outstanding shares of Class A Common Stock then entitled to vote thereon, voting as a separate class.

(b)    If a Change in Control Transaction will occur and, during the twelve (12) month period prior to such Change in Control Transaction, any other person, corporation or entity (or any affiliate thereof or a Group in which such person, corporation, entity or affiliate is a member) acquired any shares of Class B Common Stock at any time during such twelve (12) month period (whether or not such Class B Common Stock converted to Class A Common Stock as a result of such acquisition), the Corporation shall not consummate such Change in Control Transaction with such person, corporation, entity, affiliate or Group without first obtaining the affirmative vote, at a duly called annual or special meeting of the stockholders of the Corporation, of the holders of at least seventy percent (70%) of the voting power of the issued and outstanding shares of Class A Common Stock then entitled to vote thereon, voting as a separate class, unless (i) the holders of Class A Common Stock and Class B Common Stock, if any, at the time of such merger, consolidation or share exchange, will receive, on a per share basis, the same type and same amount of consideration in such Change in Control Transaction, and (ii) the consideration referred to in clause (i) is of the same type and at least equal to the highest amount paid, on a per share basis, by such corporation, entity, affiliate or Group to acquire any such shares of Class B Common Stock.

(c)    For the purposes of this section, a "Change in Control Transaction" means the occurrence of any of the following events, whether in a single transaction or a series of related transactions:

(i)     the sale, encumbrance or disposition (other than non-exclusive licenses in the ordinary course of business and the grant of security interests in the ordinary course of business) by the Corporation of (A) all or substantially all of the Corporation's assets or (B) any direct or indirect subsidiary (1) that constitutes fifty percent (50%) or more of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, based on fair market value, or (2) whose revenues constitute fifty percent (50%) or more of the consolidated revenues of the Corporation and its subsidiaries, taken as a whole; or

(ii)    the merger, consolidation, combination, share exchange or other transaction involving the Corporation in which shares of Common Stock are exchanged for, converted into or otherwise changed into other stock or securities or the right to receive cash or any other property.

For purposes of this Section 3, (i) in the event the holders of any shares of Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration, the requirement that such holders receive the same type and same amount of consideration shall be deemed satisfied if holders of Class A Common Stock and Class B Common Stock are granted substantially identical election rights; and (ii) any amounts payable to a Class B Stockholder in connection with a Change of Control Transaction shall be considered in determining whether all holders of Class A Common Stock and Class B Common Stock received the same type and same amount of consideration, other than payments made to Class B Stockholders who are officers or employees of the Corporation as of immediately prior to the consummation of such Change of Control Transaction if such payments (1) were approved by a majority of the disinterested directors on the Board of Directors of the Corporation and (2) (A) were made pursuant to outstanding awards granted under any stock option, restricted stock and/or similar plan of the Corporation or (B) consisted of employment compensation, severance or other employee benefit arrangement, or payments made or to be made or benefits granted or to be granted according to such an arrangement, where, in the case of this clause (B), the amount payable under the arrangement (y) is being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by such Class B Stockholder (and matters incidental thereto) and (z) is not calculated based on the number of shares of capital stock held by such officer or employee.

Section 4.    Class B Acquisition Transactions. For so long as any Class B Common Stock is issued and outstanding, the Corporation shall not consummate a merger, consolidation, combination, share exchange or other transaction involving the Corporation in which shares of Common Stock are exchanged for, converted into or otherwise changed into other stock or securities or the right to receive cash or any other property with, or sell any material assets of the Corporation or its subsidiaries to, any Class B Stockholder or any affiliate thereof or any Group which includes any Class B Stockholder (a "Class B Acquisition Transaction") unless the Class B Acquisition Transaction has been approved by, in addition to any other vote that might be required by law, these Second Amended and Restated Articles of Incorporation or the Bylaws of the Corporation, (i) a majority of the disinterested directors on the Board of Directors of the Corporation and (ii) the holders of a majority of the voting power of the issued and outstanding shares of Class A Common Stock, voting as a separate class.

Section 5.    Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, power, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to these Second Amended and Restated Articles of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to these Amended and Restated Articles of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

Section 1.     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2.     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, alter, amend or repeal the Corporation's Bylaws. The Corporation's Bylaws may also be adopted, altered, amended or repealed by the stockholders of the Corporation. Notwithstanding the above or any other provision of these Second Amended and Restated Articles of Incorporation, the Bylaws of the Corporation may not be amended, altered or repealed except in accordance with Article IX of the Bylaws. No Bylaw hereafter legally adopted, altered, amended or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 3.     Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 4.     The number of directors that constitute the whole Board of Directors shall be fixed exclusively in the manner designated in the Bylaws of the Corporation.

Section 5.     There shall be no cumulative voting for directors of the Corporation.

ARTICLE VII

Section 1.     To the fullest extent permitted by the Montana Business Corporation Act as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Montana Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the Montana Business Corporation Act, as so amended.

Section 2.    The Corporation shall indemnify to the fullest extent permitted by Montana law any officer or director made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, or she is or was a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

Section 3.     Neither any amendment or repeal of any Section of this Article VII, nor the adoption of any provision of these Second Amended and Restated Articles of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Montana, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Montana Business Corporation Act) outside of the State of Montana at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

Section 1.     Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director's successor shall have been elected and qualified, or until such director's earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 2.    Any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote in the election of directors.

ARTICLE X

Section 1.     Unless otherwise required by law, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only by (i) the Board of Directors of the Corporation, (ii) the Chairman of the Board of Directors of the Corporation, (iii) the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President) of the Corporation, or (iv) a holder, or group of holders, of Common Stock holding more than ten percent (10%) of the total voting power of the outstanding shares of capital stock of the Corporation then entitled to vote.

Section 2. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE XI

The Corporation reserves the right to amend or repeal any provision contained in these Second Amended and Restated Articles of Incorporation in the manner prescribed by the laws of the State of Montana and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of these Second Amended and Restated Articles of Incorporation, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation, and, as applicable, such other approvals of the Board of Directors of the Corporation as are required by law or by these Second Amended and Restated Articles of Incorporation, if there are any shares of Class B Common Stock issued and outstanding, then the affirmative vote of the holders of at least seventy percent (70%) of the voting power of the shares of Class A Common Stock then entitled to vote thereon, voting as a separate class, shall be required to amend, alter or repeal, or for the Corporation to take any action, whether by amendment, merger or otherwise, that would have the effect of amending, altering or repealing any provision contained in Section 2, Section 3 or Section 4 of Article IV or this Article XI.